Exhibit 5.1

September 28, 2004

CB Richard Ellis Group, Inc.

865 Figueroa Street, Suite 3400

Los Angeles, CA 90017

Ladies and Gentlemen:

I have acted as counsel to CB Richard Ellis Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating the CB Richard Ellis Deferred Compensation Plan effective August 1, 2004 (the “Plan”).

I have examined the Registration Statement and the Plan. I also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as I have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, I have relied upon certificates of public officials and representations of officers and representatives of the Company.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the deferred compensation obligations of the Company arising upon the deferral of participant compensation in accordance with the Plan will be the legally valid and binding obligations of the Company enforceable in accordance with the terms of the Plan except as limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. Except as stated herein, this opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without my prior written consent.

Very truly yours,

/s/ Dean E. Miller